Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the inclusion and reference of our report dated April 14, 2008 on our audits of the financial statements of Platinum Research Organization, Inc. as of and for the years ended December 31, 2007 and 2006, and to the inclusion and reference of our report dated March 9, 2007 on our audits of the financial statements of Platinum Research Organization, L.P. as of and for the years ended December 31, 2006 and 2005, in this Registration Statement (Form S-1/A) and related Prospectus of Platinum Research Organization, Inc. for the registration of 6,500,000 shares of its common stock.

/s/ Lane Gorman Trubitt, L.L.P.

Dallas, Texas
May 13, 2008